Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated October 28, 2010, with respect to the financial statements of Thermon Canada Inc., which report appears in the Annual Report on Form 10-K of Thermon Group Holdings, Inc. for the fiscal year ended March 31, 2011.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174039) of Thermon Group Holdings, Inc. pertaining to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan and Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan of the above report.

/s/ MNP LLP (formerly known as Meyers Norris Penny LLP)

Chartered Accountants

Calgary Alberta

June 15, 2011